EXHIBIT 23.01

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Artisoft, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 33-78482, 33-78484, 33-88842, 33-89268) on Form S-8 of Artisoft, Inc. of our
report dated July 23, 1999, relating to the consolidated balance sheets of Artisoft, Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the June 30, 1999 annual report on Form 10-K of Artisoft, Inc.


KPMG LLP


Phoenix, Arizona
September 22, 1999

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